                                                                   Exhibit 12.1

Global Imaging Systems, Inc.
Ratios of Earnings to Fixed Charges

                                                                           Three months
                                             March 31,                    ended June 30,
                                 ---------------------------------------------------------
                                  1999     2000    2001    2002     2003     2002   2003
                                 ---------------------------------------------------------
Net Income                      $11,284  $15,051 $16,500 $27,214  $34,239  $ 7,688  $4,292
Provision for income taxes       10,390   12,729  14,055  18,458   22,921    5,146   2,814
                                 ------   ------  ------  ------   ------  -------  ------
Income before income taxes      $21,674  $27,780 $30,555 $45,672  $57,160  $12,834  $7,106
                                 ======   ======  ======  ======   ======  =======  ======

Fixed charges:
Interest expensed               $ 8,106  $21,311 $27,236 $23,157  $17,499   $4,685  $3,785
Amortization of deferred
 financing costs and discount       321      860     927   1,106    1,217      400     357
Estimated interest factor on
 operating leases                   529      925   1,301   1,433    1,693      359     423
                                 ------   ------  ------  ------   ------   ------  ------
Total fixed charges             $ 8,956  $23,096 $29,464 $25,696  $20,409  $ 5,344  $4,565
                                 ======   ======  ======  ======   ======   ======  ======

Earnings:
Income before income taxes      $21,674  $27,780 $30,555 $45,672  $57,160  $12,834  $7,106
                                 ------   ------  ------  ------   ------  -------  ------
Fixed charges                     8,956   23,069  29,464  25,696   20,409    5,344   4,565
                                 ------   ------  ------  ------   ------  ------  ------
Total earnings                  $30,630  $50,876 $60,019 $71,368  $77,569  $18,178 $11,671
                                 ======   ======  ======  ======   ======  =======  ======
Ratio of earnings to fixed
 charges                           3.42     2.20    2.04    2.78     3.80     3.40    2.56
                                 ======   ======  ======  ======   ======  =======  ======
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